EXHIBIT 10.1

CERTAIN SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K. IN ADDITION, PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO ITEM 601(b)(2) of REGULATION S-K BECAUSE THEY (i) ARE NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE COMPANY AGREES TO FILE SUPPLEMENTALLY TO THE COMMISSION AN UNREDACTED COPY OF THIS EXHIBIT, OR A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT, UPON REQUEST. OMITTED SCHEDULES AND INFORMATION ARE REPRESENTED BY A [*].

AGREEMENT

BETWEEN

DIGITAL LOCATIONS, INC. AND

THE FLORIDA INTERNATIONAL UNIVERSITY BOARD OF TRUSTEES

This Agreement entered into between Digital Locations, Inc., a corporation existing under the laws of Nevada with its principal place of business at 1117 State Street, Santa Barbara, CA 93101 (hereinafter “Sponsor”), and The Florida International University Board of Trustees (hereinafter “FIU” or “University”), to conduct the work related to the project entitled “Direct Phone to Satellite Communication” (hereinafter, the “Project”). Sponsor and FIU shall hereinafter be referred to collectively as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, Sponsor is a for-profit entity which collaborates with non-profit organizations to research and develop new technologies to enable direct satellite to smartphone broadband communication.

WHEREAS, Sponsor desires to engage and retain the services of FIU and FIU desires to accept such engagement.

NOW THEREFORE, in consideration of the foregoing and mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I. PERIOD OF PERFORMANCE

This Agreement shall become effective on the last date of signature below and shall terminate 12 months thereafter (“Project Period”). Performance may be extended and/or renewed for additional periods by the mutual written agreement of the Parties.

II. PROJECT ADMINISTRATOR

All questions concerning administration of this Agreement should be addressed to:

FOR FIU:	FOR SPONSOR:

Robert Gutierrez

Ass. Vice President for Research

Office of Research and Economic Development

Florida International University

MMC/MARC 430

11200 SW 8th St.

Miami, Florida 33199

Phone: (305) 348-2494

Fax: (305) 348-4117

Rich Berliner CEO Digital Locations, Inc. 1117 State Street Santa Barbara, CA 93101 Phone: (805) 456-7000 Fax: (805) 681-1300

All questions regarding the technical aspects of the project should be addressed to:

III. PROJECT DIRECTOR

FOR FIU:	FOR SPONSOR:

Elias Alwan Project Director Florida International University Electrical and Computer Engineering 10555W Flagler St Miami, FL 33174 Phone: 305-3485424 Email:	Rich Berliner, CEO Sponsor Project Director Digital Locations, Inc. 1117 State Street Santa Barbara, CA 93101 Phone: (805) 456-7000 Phone: 305-3485424 Fax: (805) 681-1300

IV. STATEMENT OF WORK

Specific Responsibilities of FIU shall be found in the attached Statement of Work (“SOW”) (Appendix A hereto). As the Project progresses, Sponsor and UNIVERSITY may mutually agree to modify the scope of the SOW. In this case, the Parties shall execute an amendment to this Agreement to reflect the revised SOW as well as any additional terms that require modification including without limitation, the reallocation of any unused funds in the Project to the revised SOW.

V. COMPENSATION

Funds provided for FIU’s involvement in this project shall be the fixed price amount of [*].

Payment shall be paid by Sponsor via wire (electronic funds) transfer to: [*].

Should Sponsor fail to timely make any of the payments set forth above, FIU shall have no further obligation to continue performance of this Agreement.

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VI. TECHNICAL REPORTS

FIU shall maintain clear and accurate records of the work conducted throughout the project period so that Sponsor Project Director may readily evaluate the progress of the study at any time.

VII. INDEPENDENT CONTRACTOR

The officers, employees and agents of each Party shall not be considered the officers, employees or agents of the other Party for purposes of accomplishing the work to be performed under this Agreement or for any other purpose. Nothing in this Agreement shall create any association, partnership or joint venture between the Parties or any employer-employee relationships. Nothing in this agreement shall be deemed to affect the rights, privileges and immunities afforded by law to FIU, the Florida Board of Governors and the State of Florida and their respective trustees, officers, employees and agents. Neither Party shall use the other Party’s name, mark, logo or symbol, or the name of any trustee, officer, faculty member, student or employee thereof, for publicity, advertising or endorsement purposes, without such Party’s prior written consent. Either Party may acknowledge the other Party’s participation in this Project in academic publications.

VIII. INTELLECTUAL PROPERTY

“Intellectual Property” is defined as all inventions, discoveries, processes, methods, compositions, formulae, procedures, protocols, techniques, results of experimentation and testing, information and data, works of authorship, whether or not patentable or copyrightable, patents, designs (whether registered or unregistered and including semi-conductor topographies), utility models, copyright and database rights, trademarks and service marks (whether registered or unregistered), trade names and domain names, rights in unpatented know-how, and any other intellectual or industrial property rights of any nature including without limitation all rights to the grant of and applications for the same and all renewals, reissues, extensions, divisions and continuations of them, together with all similar and analogous rights throughout the world for their full term.

“Background Intellectual Property” means Intellectual Property which was in existence prior to the Effective Date of this Agreement, or which is created or developed by a Party outside the scope of this Agreement. Each Party’s Background Intellectual Property is the property of the owning Party and is not affected by this Agreement unless specifically stated otherwise. Neither Party shall acquire any claims to or rights in the Background Intellectual Property of the other Party by this Agreement or performance hereunder unless specifically stated otherwise.

Intellectual Property developed in the performance of the Project solely by a Party (“Solely Developed Project Intellectual Property”) shall be solely and exclusively owned by that Party. “Joint Intellectual Property” means any Intellectual Property developed jointly by FIU and Sponsor in the performance of the Project. Joint Intellectual Property shall be owned jointly by FIU and Sponsor, with each Party owning an equal, undivided right, title and interest in and to Joint Intellectual Property, and the Parties shall negotiate in good faith, how such jointly owned Intellectual Property shall be legally protected and commercialized.

The rights set forth herein are subject to the rights of the U.S. Government, if any.

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University shall provide Sponsor with a written disclosure of any University Solely Developed Project Intellectual Property or Joint Intellectual Property within sixty (60) days of it being reported in writing to the University’s tech transfer office by the University’s Project Director. Sponsor shall provide University with a written disclosure of any Sponsor Solely Developed Project Intellectual Property or Joint Intellectual Property within sixty (60) days of it being reported in writing to Sponsor by the Sponsor’s Project Director.

Within thirty (30) days of receiving a written disclosure of any University Solely Developed Project Intellectual Property or Joint Intellectual Property, Sponsor may request that University prepare and file patent applications to protect such intellectual property. Sponsor shall pay for the full expense of such patent filings and all related expenses pertaining to the patent prosecution, regardless of whether it is University Solely Developed Project Intellectual Property or Joint Intellectual Property. Should Sponsor fail to timely provide payment to FIU for any of the foregoing expenses, FIU may immediately, at its sole option, suspend all patent efforts.

University hereby grants to Sponsor a non-exclusive, royalty-free license to use any University Solely Developed Project Intellectual Property in connection with Sponsor’s field of commercial interest, subject to all of the following conditions and qualifications: (a) the non-exclusive license herein described applies to any University Solely Developed Project Intellectual Property only to the extent to which said University Solely Developed Project Intellectual Property was actually and formally disclosed to University by its Project Director, (b) Sponsor does not license its rights to the University Solely Developed Project Intellectual Property to third party(-ies), and (c) the University Solely Developed Project Intellectual Property is not embodied or incorporated in any product or services sold or provided by Sponsor, or Sponsor’s affiliates, in any manner.

University hereby grants to Sponsor an exclusive option to negotiate an exclusive license (to the extent University may be free to do so) to a University Solely Developed Project Intellectual Property and/or University rights in a Joint Intellectual Property subject to requirements that:

(a) Sponsor may exercise its option to negotiate the exclusive license agreement for any such University Solely Developed Project Intellectual Property or University’s rights in a Joint Intellectual Property, in writing, at any time from the date of this Agreement up to twenty-four (24) months after the earlier to occur of the expiration or termination of this Agreement (the “Exclusive Option Period”). During the Exclusive Option Period, University shall not advertise such University Solely Developed Project Intellectual Property or University’s rights in the Joint Intellectual Property for licensing to, or have discussions with, any third party-(ies) regarding licensing the same.

(b) Sponsor and University shall negotiate the terms and conditions of the license in good faith for a period that shall not exceed one hundred twenty (120) days from Sponsor’s written notice of intent to exercise said option, or such other period of time agreeable to both parties in writing.

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(c) In the event that Sponsor and University fail to enter into a written license agreement during that one hundred twenty (120) day period of time, University shall have the right to dispose of the University Solely Developed Project Intellectual Property and University’s rights in the Joint Intellectual Property, at University’s sole and exclusive discretion with no further obligation to Sponsor.

IX. PUBLICATION

Nothing contained in this Agreement shall preclude FIU or its employees or students from publishing and copyrighting scholarly articles, abstracts, theses and similar documents concerning the work done pursuant to this Agreement. However, at least thirty (30) days prior to such publication, FIU shall furnish to SPONSOR a copy of the proposed manuscript and SPONSOR shall have thirty (30) days after receipt of the same to object in writing if SPONSOR deems that such manuscript discloses any patentable subject matter, or Confidential Information owned by SPONSOR. If SPONSOR does not provide any written objection to FIU within the thirty (30) day review period, FIU shall be free to proceed with such publication.

If, during the thirty (30) day review period, SPONSOR provides FIU with written objections regarding the disclosure of Confidential Information owned by SPONSOR, SPONSOR and FIU shall work together to revise the manuscript, as necessary, so that such Confidential Information is not disclosed.

If, during the thirty (30) day review period, SPONSOR provides FIU with written objections regarding the disclosure of any patentable subject, FIU shall refrain from making such publication for a reasonable period of time, not to exceed sixty (60) days from the date of the SPONSOR’s written objections, to enable a patent application to be prepared and filed. Sponsor shall pay for the full expense of such patent filings and all related expenses pertaining to the patent prosecution, regardless of whether it is University Solely Developed Project Intellectual Property or Joint Intellectual Property. Sponsor will be responsible for handling any and all patent applications and related patent prosecution for any Sponsor Solely Developed Project Intellectual Property.

Notwithstanding the foregoing, nothing in this Agreement shall delay, prevent or hinder any student of FIU from submitting for degrees of FIU a thesis, dissertation or any similar publication based on work performed pursuant to this Agreement or from following FIU’s procedures for examination and for admission to postgraduate degree status (such procedures to include the confidential examination of the thesis where appropriate and provisions to place the thesis on restricted access within FIU’s library for a period of up to one (1) year).

Criteria for authorship of any publication arising from the Project will be determined in accordance with accepted academic standards, based upon substantial contribution to the design, analysis, interpretation of Project results, drafting and/or materially revising any manuscript(s) derived from the Project.

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X.TERMINATION

A. Termination at Will:

This Agreement may be terminated by either Party hereto by written notice to the other Party of such intent to terminate at least thirty (30) prior to the effective date of such termination.

B. Termination for Breach.

Each Party by written notice to the other Party may terminate this Agreement for the other Party‘s breach of a material term of this Agreement. Termination shall be upon no less than twenty four (24) hours’ written notice.

C. Non-Waiver/Notices:

Failure by either Party to insist upon strict performance of any of the provisions of this Agreement, or either Party’s failure or delay in exercising any rights or remedies provided herein or by law, shall not be deemed a waiver of any rights of either Party to insist upon strict performance hereof or of any of either Party’s rights or remedies under this contract or law, and shall not operate as a waiver of any of the provisions hereof or as a modification of the terms of the Agreement.

Any notice required by this Agreement shall be delivered by Certified Mail, return receipt requested, by facsimile transmission, overnight delivery service or in person.

D. Termination Arrangements:

After receipt of a notice of termination and except as otherwise directed by Sponsor, FIU shall:

1. Stop work under the Agreement on the date, and to the extent specified in the notice of termination.

2. Place no further orders or Agreements for materials, services, or facilities, except as may be necessary for completion of such portion of work under the Agreement as is not terminated.

3. Terminate all orders and Agreements to the extent that they relate to the performance of work which was terminated.

4. Handle all Sponsor property as directed by Sponsor.

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5. Prepare all necessary reports and documents required under the terms of the Agreement up to the date of termination.

Regardless of reasons for the termination, Sponsor shall compensate FIU for actual costs incurred up to the time of termination including for all non-cancelable commitments entered into by FIU in furtherance of this Agreement up to the effective date of the termination.

XI. MODIFICATION

This Agreement may only be changed or modified by an amendment executed by the Parties in the same fashion as the original.

XII. APPLICABLE LAW

The Parties’ rights, obligations and remedies under this Agreement shall be interpreted and governed in all respects by the laws of the State of Florida. The Parties consent to the sole and exclusive jurisdiction of the courts of the State of Florida in connection with any dispute arising out of this Agreement and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Miami-Dade County, State of Florida.

XIII. FORCE MAJEURE

Neither Party hereto shall be liable hereunder for failure to perform in accordance with the terms of this Agreement to the extent that and so long as such failure occurs for a reason beyond the reasonable control of such Party, including without limiting the generality of the foregoing, an act of violence, strike, embargo, fire, storm, flood, explosion, riot, war, rebellion, revolution, pandemics, epidemics, quarantines, delays in visas, changes in laws and governmental policies, insurrection, act of God, act of any governmental authority, act of terrorism, or any other occurrence similar or dissimilar to those recited, which is beyond the reasonable control of such Party. If the performance by either Party of any of its obligations under this Agreement shall be prevented by any such circumstances, then such Party shall communicate the situation to the other as soon as possible, and the Parties shall endeavor to limit the impact to the Agreement. Nothing herein shall limit the rights of either Party to terminate this Agreement as otherwise set forth in the Agreement.

XIV. SEVERABILITY

If any of the provisions of this Agreement shall be determined to be illegal or unenforceable by a court of competent jurisdiction, the other provisions shall remain in full force and effect.

XV. FOREIGN INFLUENCE CERTIFICATION

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For purposes of FIU’s reporting obligations set forth in Section 1010.25, Florida Statutes, Sponsor warrants and certifies that it is notentering this Agreement directly or indirectly on behalf of, and is not an intermediary of: (1) a foreign government (i.e., a government of any country, nation, or group of nations, or any province or other political subdivision of any country or nation, other than the United States) or an agency of a foreign government; (2) a legal entity, governmental or otherwise, created solely under the laws of a foreign state or states; (3) an individual who is not a citizen or a national of the United States or a territory or protectorate of the United States; or (4) an agent, including a subsidiary or an affiliate of a foreign legal entity, acting on behalf of a foreign source (a “Foreign Source”). Please enter N/A in questions 1, 2A and 2B below if they do not apply.

If the Sponsor cannot provide any of the certifications noted above, then it must provide the following information:

1.	Name of the Foreign Source/Government for which it is entering this Agreement:_N/A
2.	If the Foreign Source is not a government:
(A)the country of citizenship or incorporation of the Foreign Source: N/A
(B) the country of principal address or domicile of the Foreign Source: N/A

Notwithstanding anything else contained in this Agreement, if this Agreement is entered into directly or indirectly on behalf of a Foreign Source, FIU shall provide to the Florida Board of Governors the information if required by Florida Statute Section 1010.25 (i.e., contracts of combination of contracts that total $50,000 or more from a Foreign Source), including without limitation, a complete copy of this signed Agreement. If FIU determines that the Agreement contains information protected from disclosure under Florida Statute Section 1004.22(2), in lieu of a complete copy of the Agreement, FIU may provide the Florida Board of Governors with an abstract and redacted copy of the Agreement, providing all required information that is not so protected.

XVI. CONFIDENTIALITY

The Parties have executed the Non-Disclosure/Proprietary Information Agreement relating to the work to be performed pursuant to this Agreement, a copy of which is attached hereto as Appendix B and which is incorporated herein as if fully set forth and the term of which will run concurrently with the term of this Agreement (the “NDA”).

XVII. COMPLETE AGREEMENT

This Agreement is intended as the complete and exclusive statement of the agreement between the Parties. Parole or extrinsic evidence shall not be used to vary or contradict the express terms of this Agreement, and recourse may not be had to alleged dealings, usage of trade, course of dealing, or course of performance to explain or supplement the express terms of this Agreement.

All appendices to this Agreement are incorporated as if set out fully herein. In the event of any inconsistency(ies) or conflict(s) between the language of this Agreement and the attachments hereto, the following order of precedence shall be controlling but only to the extent of such conflict(s) or inconsistency(ies): first the terms of this Agreement, then the terms of the NDA, then the terms of the SOW.

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This Agreement may be signed electronically and in counterparts. Any signed copy of this Agreement made by photocopy, facsimile or PDF Adobe format shall be considered an original. The execution of any such counterpart by any Party shall not become effective until all counterparts have been executed by all the Parties hereto.

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed by their respective duly authorized officers.

The Florida International University Board of Trustees	Digital Locations, Inc.

/s/ Ana Villafana	/s/ Rich Berliner
Ana Villafana	Name: Rich Berliner
Assoc. Director, Award Services Office of Research and Economic Development	Title: CEO
Date: June 6, 2023	Date: June 6, 2023

Read and acknowledged:

By:	/s/ Elias Alwan
Elias Alwan
FIU Project Director
Date: June 6, 2023

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Appendix A

STATEMENT OF WORK

Objectivesand Background

Current terrestrial cellular networks are not capable of providing connectivity to users in remote locations such as in a desert or a forest, or in the middle of the ocean. In addition, hurricanes, tornadoes, and wildfires often leads to network failure. During such emergency or life- threatening situations, communicating safety instructions from rescue teams or requesting emergency services becomes impossible. Alternatively, direct satellite to phone connectivity is highly useful in disaster response and can provide connectivity all over the world.

Apple with Global Star, Lynk with AST Mobile, and T-Mobile with SpaceX have each teamed up to implement direct phone to satellite systems. Apple is using Global Stars geosynchronous equatorial orbit (GEO) satellites to enable SOS service. User’s text is received by one of the Globalstar’s satellite and sent back to a ground station which is then routed to emergency service. In ideal conditions with a direct view of the sky and the horizon, a message might take over 15 seconds to send, and over a minute to send from under trees with light or medium foliage. If the user is standing under heavy foliage or surrounded by other obstructions, a connection to a satellite might fail to establish.

T-Mobile has plans to use Starlink satellites, lunched by SpaceX, to enable direct phone to satellite communication. SpaceX has already launched many and plans to launch nearly 30,000 second generation Low-Earth Orbit (LEO) satellites that will make up its next-generation swarm in 2023. Starlink uses the X-band and is already providing internet service in many countries. But to the best of our knowledge, they have, so far, only tested the direct satellite to phone service in a laboratory environment.

Lynk launched their first satellite in 2019, as a proof of concept, and they recorded the first successful test of a cell phone link to space on February 24, 2020. So far, they have launched one satellite named as ‘’Blue Walker 3’’ on Sep 10, 2022, into the orbit. It is the largest commercial phased array ever deployed to LEO at 693 square feet in size and ~520km altitude. This satellite can provide a field-of-view of 700 miles.

Lynk’s plan is to launch mini satellites, weighing about 55 pounds (25 kilograms). They will orbit at about 310 miles (500 kilometers) around the Earth. The company can provide commercial services with just a few dozen satellites, but to provide 4G coverage, Lynk will need to launch thousands of its small vehicles. Lynk aims to launch 5 more satellites in the orbit by 2023 and 1000 satellites by 2025 to achieve a full Earth coverage. Ultimately, Lynk aims to increase the coverage density until it reaches its full constellation size of about 5,000 satellites. Lynk's satellite passes over each point on the Earth about twice per day.

The network will provide global GSM and LTE cellular services, operating in most cellular frequencies used worldwide in the 617-917 MHz band. AST talked a lot about its goal of connecting regular mobile phones via its satellite network, offering 30 Mbps and talking about indoor coverage. The expectation was criticized by Tim Farrar from TMFAssociates, saying it is little too high.

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Our approach

Apart from the Starlink’s internet service (using X-band), the available direct satellite to mobile service is extremely slow, just enough to send emergency notification when the user is under the open sky or when there are minimal obstructions. [*]

Phase 1 Tasks and Deliverables

During Phase 1, FIU team (PI Alwan, co-PI Madanayake) will carry out the following efforts. Task timelines may overlap as needed.

Task 1: In-depth study of commercially available direct phone to satellite technologies (2 months). The outcome of this study will help us identify the specific sub-6 GHz band and the mmWave band that will be adopted in this effort. Task 1 deliverable will be a report that will help establish a baseline for performance and system parameters from future systems based on public domain sources. Additionally, inspired by NSF’s ICORPS program, without divulging technological solutions, we will reach out to potential customers of the proposed technologies to conduct interviews designed to test hypothesis on the problem solution fit so that our envisaged technologies are designed to attack real world problems and we can be reasonably sure there is a market for the technology.

[*]

Deliverables: The project will furnish a final report, covering findings from the customer outreach activities and literature survey, as well as preliminary mathematical and computer-based simulation modeling of new types of antenna arrays and radio architectures that may result in a significant expansion of the state-of-art in mmWave high-capacity wireless communication systems for future applications across distances of up to 1000 km.

Table 1. Timeline
Month	1	2	3	4	5	6	7	8	9	10	11	12
Task 1
Task 2
Task 3

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Appendix B

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FLORIDA INTERNATIONAL UNIVERSITY

NON-DISCLOSURE/PROPRIETARY INFORMATION AGREEMENT

[*]

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